Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement on Form S–3 (No. 333-90326) and related Prospectus of Nanophase Technologies Corporation for the registration of 1,370,000 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 2001, with respect to the financial statements and schedule of Nanophase Technologies Corporation for year ended December 31, 2000 included in its Annual Report on Form 10–K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Chicago, Illinois April 11, 2003	/s/ Ernst & Young LLP Ernst & Young LLP